Exhibit 10.f

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee Directors receive an annual retainer of $180,000, of which one-half is paid in cash. The other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program.

The Company pays an additional amount to Directors who chair the following committees: Audit Committee - $20,000; Organization and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee - $10,000. Attendance fees are paid at the rate of $1,500 per board or committee meeting attended.

Non-employee Directors are eligible to participate in the Company’s matching gifts program until December 31 of the year in which their service as a Director ends. Under this program, the Company will match up to $5,000 of a Director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in the Company’s employee purchase program, which enables them to obtain rebates on the Company’s products that they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels on Company aircraft to attend Board or committee meetings.